Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2009, with respect to the financial statements, schedule and internal control over financial reporting included in the Annual Report of TASER International, Inc. on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this Registration Statement (Form S-8 relating to the TASER International, Inc. 2009 Stock Incentive Plan). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ GRANT THORNTON LLP
Phoenix, Arizona
August 7, 2009